Exhibit 1a

AEP TRANSMISSION COMPANY, LLC

Purchase Agreement

Dated September 25, 2017

AGREEMENT made between AEP TRANSMISSION COMPANY, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the Company), and the several persons, firms and corporations (the Initial Purchasers) named in Exhibit 1 hereto.

WITNESSETH:

WHEREAS, the Company proposes to issue and sell $125,000,000 principal amount of its 3.10% Senior Notes, Series D, due 2026 (Series D Notes) (reopening of 3.10% Senior Notes, Series D, due 2026, $300,000,000 of which was issued on November 21, 2016 for a total aggregate principal amount of $425,000,000) and $500,000,000 principal amount of its 3.75% Senior Notes, Series H, due 2047 (Series H Notes) (collectively, the Senior Notes), to be issued pursuant to an Indenture dated as of November 1, 2016, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the Trustee), as supplemented and to be further supplemented (said Indenture as so supplemented being hereafter referred to as the Indenture); and

WHEREAS, the Initial Purchasers have designated the persons signing this Agreement (collectively, the Representatives) to execute this Agreement on behalf of the respective Initial Purchasers and to act as Representatives for the respective Initial Purchasers in the manner provided in this Agreement; and

WHEREAS, the Senior Notes will be offered and sold without being registered under the United States Securities Act of 1933, as amended (the Act), in reliance on certain exemptions therefrom and in transactions not subject thereto. In connection with the offering and resale of the Senior Notes, the Company has prepared a preliminary offering memorandum, dated September-- --25, 2017 (the Preliminary Offering Memorandum), and an Offering Memorandum (as hereinafter defined) setting forth information regarding the Company and the transactions described herein. The Company has also prepared a pricing term sheet, dated the date hereof describing the terms of the Senior Notes (the Pricing Term Sheet). The documents listed in Exhibit 2 consisting of the Preliminary Offering Memorandum and the Pricing Term Sheet taken together as of the Applicable Time (as defined below) are herein referred to as the “Pricing Disclosure Package.” “Applicable Time” means 3:40 p.m. (New York City time) on the date of this Agreement or such other time as may be agreed in writing by the Company and the Initial Purchasers. “Supplemental Written Offering Materials” means any “written communication” (within the meaning of Rule 405 under the Act) prepared by or on behalf of the Company with its consent, or used or referred to by the Company, that constitutes an offer to sell or a solicitation of an offer to buy the Senior Notes other than the Pricing Disclosure Package or the Offering Memorandum or amendments or supplements thereto, if any, each identified on Exhibit 3 hereto; and

WHEREAS, holders of the Senior Notes will have the registration rights set forth in the

Registration Rights Agreement (the Registration Rights Agreement) dated as of the Time of Purchase between the Company and the Initial Purchasers.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed between the parties as follows:

1.    Purchase and Sale: Upon the basis of the warranties and representations and on the terms and subject to the conditions herein set forth, the Company agrees to sell to the respective Initial Purchasers named in Exhibit 1 hereto, severally and not jointly, and the respective Initial Purchasers, severally and not jointly, agree to purchase from the Company, the respective principal amounts of the Senior Notes set opposite their names in Exhibit 1 hereto, together aggregating all of the Senior Notes, at the prices set forth in Exhibit 1 hereto.

2.    Payment and Delivery: (a) Payment for the Senior Notes shall be made to the Company in immediately available funds or in such other manner as the Company and the Representatives shall mutually agree upon in writing, upon the delivery of the Senior Notes for the respective accounts of the Initial Purchasers against receipt therefor signed by the Representatives on behalf of itself and for the other Initial Purchasers. Such delivery shall be made at 10:00 A.M., New York Time, on September 28, 2017 (or on such later business day, not more than five business days subsequent to such day, as may be mutually agreed upon by the Company and the Initial Purchasers), unless postponed in accordance with the provisions of Section 8 hereof, at the office of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166 or at such other place as the Company and the Representatives shall mutually agree in writing. The time at which payment and delivery are to be made is herein called the Time of Purchase.

(b)    The Senior Notes in which interests are sold to Qualified Institutional Buyers (as defined in Rule 144A under the Act (Rule 144A)) (Qualified Institutional Buyers) in reliance on Rule 144A will be issued in the form of one or more Global Notes (the Rule 144A Global Notes). The Senior Notes in which interests are sold to persons other than U.S. persons (as defined in Regulation S under the Act (Regulation S)) in offshore transactions in reliance on Regulation S will each be issued in the form of one or more Global Notes (the Regulation S Global Notes). Upon issuance by the Company, the Trustee will authenticate and deliver the Rule 144A Global Notes and the Regulation S Global Notes and will record Cede & Co., as the nominee of DTC, on its books as the registered owner of the Senior Notes.

(c)    With respect to the initial resale of the Senior Notes, each Initial Purchaser, severally and not jointly, represents and warrants to, and agrees with, the Company that:

(1)    It is a Qualified Institutional Buyer and an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Act and is purchasing the Senior Notes pursuant to Section 4(a)(2) of the Act;

(2)    It has not offered or sold, and will not offer or sell, any Senior Note except (i) to persons whom it reasonably believes to be Qualified Institutional Buyers or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such Initial Purchaser reasonably believes that each such account is a Qualified Institutional Buyer to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A; or (ii) in the case of offers outside the United States to persons other than U.S. Persons (within the meaning of Regulation S) to whom it reasonably believes offers and sales of the Senior Notes may be made in reliance upon Regulation S under the Act; and

(3)    Neither it nor any of its affiliates nor any person acting on its or their behalf has made or will make offers or sales of the Senior Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Act).

(d)Each Initial Purchaser represents, warrants and agrees with respect to offers and sales outside the United States that:

(1)such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Senior Notes, or possession or distribution of the Offering Memorandum or Preliminary Offering Memorandum or any other offering or publicity material relating to the Senior Notes, in any country or jurisdiction where action for that purpose is required;

(2)    such Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Senior Notes or has in its possession or distributes the Offering Memorandum or Preliminary Offering Memorandum or any such other material, in all cases at its own expense;

(3)    such Initial Purchaser has offered the Senior Notes and will offer and sell the Senior Notes (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S or as otherwise permitted in this Section 2(d) of this Agreement; accordingly, neither such Initial Purchaser, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Senior Notes, and the Initial Purchaser, its Affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S;

(4)    such Initial Purchaser has (A) only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any Senior Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company and (B) complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the United Kingdom; and

(5)    such Initial Purchaser agrees that, at or prior to confirmation of sales of the Senior Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Senior Notes from it during the restricted period a confirmation or notice to substantially the following effect:

"The Securities covered hereby have not been registered under the Act and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A or any other exemption from the registration requirements of the Act if available) under the Act. Terms used above have the meaning given to them by Regulation S."

3.    Conditions of Initial Purchasers' Obligations: The several obligations of the Initial Purchasers hereunder are subject to the accuracy of the warranties and representations on the part of the Company on the date hereof, at the Applicable Time and at the Time of Purchase and to the following other conditions:

(a)    That all legal proceedings to be taken and all legal opinions to be rendered in connection with the issue and sale of the Senior Notes shall be satisfactory in form and substance to Hunton & Williams LLP, counsel to the Initial Purchasers.

(b)    That, at the Time of Purchase, the Representatives shall be furnished with the following opinions, dated the day of the Time of Purchase, with conformed copies or signed counterparts thereof for the other Initial Purchasers, with such changes therein as may be agreed upon by the Company and the Representatives with the approval of Hunton & Williams LLP, counsel to the Initial Purchasers:

(1)    Opinion of Thomas G. Berkemeyer, Esq. or William E. Johnson, Esq., counsel to the Company, substantially in the form heretofore previously provided to the Initial Purchasers;

(2)Opinion of Simpson Thacher & Bartlett LLP, special tax counsel to the Company, substantially in the form heretofore previously provided to the Initial Purchasers;

(3)    Opinion and negative assurance letter of Hunton & Williams LLP, counsel to the Initial Purchasers, substantially in the forms heretofore previously provided to the Initial Purchasers.

(c)    That the Representatives shall have received on the date hereof and shall receive at the Time of Purchase letters from:

(1)
Deloitte & Touche LLP (i) dated the date hereof and (ii) dated the date of the Time of Purchase, respectively, in form and substance satisfactory to the Representatives (which may refer to the letter previously delivered to the Representatives, as applicable) (a) confirming with respect to the Company that they are independent auditors with respect to the Company within the meaning of the Act and the applicable published rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Public Company Accounting Oversight Board (United States) thereunder, and (b) covering as of a date not more than three business days prior to the date of each such letter, as applicable, such other matters as the Representatives reasonably request; and

(2)
PricewaterhouseCoopers LLP (i) dated the date hereof and (ii) dated the date of the Time of Purchase, respectively, in form and substance satisfactory to the Representatives (which may refer to the letter previously delivered to the Representatives, as applicable) (a) confirming with respect to the Company that they are independent auditors with respect to the Company within the meaning of the Act and the applicable published rules and regulations of the Commission and the Public Company Accounting Oversight Board (United States) thereunder, and (b) covering as of a date not more than three business days prior to the date of each such letter, as applicable, such other matters as the Representatives reasonably request.

(d)    That no amendment or supplement to the Pricing Disclosure Package, the Offering Memorandum or Supplemental Written Offering Materials prior to the Time of Purchase shall contain material information substantially different from that contained in the Pricing Disclosure Package, the Offering Memorandum or Supplemental Written Offering Materials which is unsatisfactory in substance to the Representatives or unsatisfactory in form to Hunton & Williams LLP, counsel to the Initial Purchasers.

(e)    That, from the date hereof to the Time of Purchase, there shall not have been any material adverse change in the business, properties or financial condition of the Company from that set forth in the Preliminary Offering Memorandum or the Offering Memorandum (other than changes referred to in or contemplated by the Preliminary Offering Memorandum), and that the Company shall, at the Time of Purchase, have delivered to the Initial Purchasers a certificate of the Treasurer or an Assistant Treasurer of the Company to the effect that, to the best of his or her knowledge, information and belief, there has been no such change.

(f)    That, at the Time of Purchase, the Initial Purchasers shall have received the Registration Rights Agreement executed by the Company and the Representatives.

(g)    That the Company shall have performed such of its obligations under this

Agreement as are to be performed at or before the Time of Purchase by the terms hereof.

4.    Certain Covenants of the Company: In further consideration of the agreements of the Initial Purchasers herein contained, the Company covenants as follows:

(a)    To use its best efforts to qualify the Senior Notes for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Representatives may designate within six months after the date hereof and itself to pay, or to reimburse the Initial Purchasers and their counsel for, reasonable filing fees and expenses in connection therewith in an amount not exceeding $3,500 in the aggregate (including filing fees and expenses paid and incurred prior to the effective date hereof), provided, however, that the Company shall not be required to qualify as a foreign corporation or to file a consent to service of process or to file annual reports or to comply with any other requirements deemed by the Company to be unduly burdensome.

(b)    To pay all expenses, fees and taxes (other than transfer taxes on resales of the Senior Notes by the respective Initial Purchasers) in connection with the issuance and delivery of the Senior Notes, except that the Company shall be required to pay the fees and disbursements (other than disbursements referred to in paragraph (a) of this Section 4) of Hunton & Williams LLP, counsel to the Initial Purchasers, only in the events provided in paragraph (c) of this Section 4 and paragraphs (a) and (c) of Section 7, the Initial Purchasers hereby agreeing to pay such fees and disbursements in any other event.

(c)    If the Initial Purchasers shall not take up and pay for the Senior Notes due to the failure of the Company to comply with any of the conditions specified in Section 3 hereof, or, if this Agreement shall be terminated in accordance with the provisions of Section 8 or 9 hereof, to pay the fees and disbursements of Hunton & Williams LLP, counsel to the Initial Purchasers, and, if the Initial Purchasers shall not take up and pay for the Senior Notes due to the failure of the Company to comply with any of the conditions specified in Section 3 hereof, to reimburse the Initial Purchasers for their reasonable out-of-pocket expenses, in an aggregate amount not exceeding a total of $10,000, incurred in connection with the financing contemplated by this Agreement.

(d)    During the period from the date hereof and continuing to and including the earlier of (i) the date which is after the Time of Purchase on which the distribution of the Senior Notes ceases, as determined by the Initial Purchasers in their sole discretion, and (ii) the date which is 30 days after the Time of Purchase, the Company agrees not to offer, sell, contract to sell or otherwise dispose of any Senior Notes of the Company or any substantially similar securities of the Company without the consent of the Initial Purchasers.

(e)    To prepare the Offering Memorandum in a form approved by you and to furnish to you, without charge, as many copies of the Offering Memorandum and any supplements and amendments thereto as you may reasonably request.

(f)    At any time prior to completion of the initial resales of the Senior Notes by the Initial Purchasers to purchasers, if any event shall have occurred as a result of which it is necessary, in the opinion of the Company or Hunton & Williams LLP, counsel to the Initial Purchasers, to amend or supplement the Offering Memorandum in order that the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading, forthwith to prepare and deliver, at its own expense, such amendment or supplement as may be necessary to make the Offering Memorandum not misleading and to furnish the Initial Purchasers with such number of copies as the Representatives may reasonably request.

(g)    At any time prior to completion of the initial resales of the Senior Notes by the Initial Purchasers to purchasers, not to make any amendment or supplement to the Pricing Disclosure Package, the Offering Memorandum or Supplemental Written Offering Materials of which the Initial Purchasers shall not have previously been advised and furnished a copy.

(h)    So long as the Senior Notes are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, to furnish to holders of Senior Notes designated by such holders, upon request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act, unless such information is contained, at the time of such request, in documents filed with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(i)    Except following the effectiveness of the Registration Statement (as defined in the Registration Rights Agreement), (i) not to, and to ensure that any of its affiliates (as defined in Rule 501(b) of Regulation D under the Act) do not, directly or through any agent solicit any offer to buy or offer to sell the Senior Notes by means of any form of general solicitation or general advertising (as those terms are used in Rule 502(c) of Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Act and (ii) not to engage or permit its affiliates or any person acting on their behalf to engage, in any directed selling efforts (as defined in Regulation S) with respect to the Senior Notes sold pursuant to Regulation S and to comply and cause its affiliates and each person acting on their behalf to comply with the offering restrictions of Regulation S with respect to those Senior Notes sold pursuant thereto (it being understood that the Company and its affiliates shall not have responsibility for the actions of the Initial Purchasers or any of their respective affiliates).

(j)    To refrain, and cause its affiliates to refrain, from selling, offering for sale or soliciting offers to buy or otherwise negotiating in respect of any security (as defined in the Act) in a transaction that could be integrated with the sale of the Senior Notes in a manner that would require the registration under the Act of the Senior Notes.

(k)    During the period of one year after the Time of Purchase, to not, and not permit any of their affiliates to, purchase, agree to purchase or otherwise acquire any of the Senior Notes which constitute “restricted securities” under Rule 144 under the Act unless, immediately upon such purchase, the Company, the parent or such affiliate submits such Senior Notes to the Trustee for cancellation.

5.    Warranties of the Company: The Company represents and warrants to, and agrees with you, as set forth below:

(a)    The Preliminary Offering Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Applicable Time, the Pricing Disclosure Package did not, and on the date thereof the Offering Memorandum does not and at the Time of Purchase the Offering Memorandum will not (and any amendment or supplement thereto, when considered together with the Offering Memorandum, at the date thereof and at the Time of Purchase will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no warranty or representation to any Initial Purchaser with respect to (i) any statements or omissions made therein in reliance upon and in conformity with the information furnished in writing to the Company by the Initial Purchasers expressly for use therein or (ii) any information with respect to DTC or its systems or procedures as set forth in the Offering Memorandum or the Preliminary Offering Memorandum under the caption “Description of the Notes - Book-Entry Only Issuance.”

(b)    As of the Time of Purchase, the Indenture will have been duly authorized by the Company and when executed and delivered by the Trustee and the Company, will constitute a legal, valid and binding instrument enforceable against the Company in accordance with its terms and such Senior Notes will have been duly authorized, executed, authenticated and, when paid for by the purchasers thereof, will constitute legal, valid and binding obligations enforceable against the Company and entitled to the benefits of the Indenture, except as the enforceability thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general, and except as the availability of the remedy of specific performance is subject to general principles of equity (regardless of whether such remedy is sought in a proceeding in equity or at law), and by an implied covenant of good faith and fair dealing.

(c)    The information contained in any Supplemental Written Offering Materials listed in Exhibit 3 does not conflict with the information contained in the Preliminary Offering Memorandum or the Offering Memorandum and no such Supplemental Written Offering Materials, taken together with the Pricing Disclosure Package as of the Applicable Time, did contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)    Since the respective dates as of which information is given in the Pricing Disclosure Package, except as otherwise referred to or contemplated therein, there has been no material adverse change in the business, properties or financial condition of the Company.

(e)    This Agreement has been duly authorized, executed and delivered by the Company.

(f)    The consummation by the Company of the transactions contemplated herein is not in violation of its charter or bylaws, will not result in the violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court having jurisdiction over the Company or its properties, and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company under any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company is a party or by which it may be bound or to which any of its properties may be subject (except for conflicts, breaches or defaults which would not, individually or in the aggregate, be materially adverse to the Company or materially adverse to the transactions contemplated by this Agreement.)

(g)    No authorization, approval, consent or order of any court or governmental authority or agency is necessary in connection with the issuance and sale by the Company of the Senior Notes or the transactions by the Company contemplated in this Agreement or the Registration Rights Agreement, except (A) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws; and (B) such consents, approvals, authorizations, registrations and qualifications as may be required under the Act and the Trust Indenture Act of 1939, as amended (the Trust Indenture Act) in connection with the transactions contemplated by the Registration Rights Agreement.

(h)The consolidated financial statements of the Company and its consolidated subsidiaries together with the notes thereto, included in the Preliminary Offering Memorandum and the Offering Memorandum present fairly the financial position of the Company at the dates or for the periods indicated; said consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved; and the selected consolidated financial information of the Company included in the Preliminary Offering Memorandum and the Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements of the Company included in the Offering Memorandum.

(i)There is no pending action, suit, investigation, litigation or proceeding, including, without limitation, any environmental action, affecting the Company before any court, governmental agency or arbitration that is reasonably likely to have a material adverse effect on the business, properties, financial condition or results of operations of the Company, except as disclosed in the Pricing Disclosure Package and the Offering Memorandum.

(j)    Neither the Company nor any of its affiliates has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security (as defined in the Act) which is or will be integrated with the sale of the Senior Notes in a manner that would require the registration under the Act of the Senior Notes or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Senior Notes, or acted in any manner involving a public offering of the Senior Notes within the meaning of Section 4(a)(2) of the Act.

(k)    The Senior Notes are eligible for resale pursuant to Rule 144A and will not be, at the Time of Purchase, of the same class (within the meaning of Rule 144A(d)(3) under the Act) as securities listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted on a U.S. automated inter-dealer quotation system.

(l)    Assuming the accuracy of each of the Initial Purchasers' representations contained herein and the Initial Purchasers' compliance with their agreements hereunder, the offer, sale and delivery of the Senior Notes to you and the initial resales by you, each in the manner contemplated by this Agreement, do not require registration of the Senior Notes under the Act or qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

(m)    With respect to those Senior Notes sold in reliance on Regulation S under the Act, (i) none of the Company, its affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has complied and will comply with the offering restrictions requirement of Regulation S.

(n)    The Registration Rights Agreement has been duly authorized by the Company and, at the Time of Purchase, will have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Initial Purchasers, the Registration Rights Agreement will, at the Time of Purchase, be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally; general equitable principles (whether considered in a proceeding in equity or at law); and an implied covenant of good faith and fair dealing and (ii) as rights to indemnity under the Registration Rights Agreement may be limited by principles of public policy, and the Registration Rights Agreement will conform in all material respects to all statements relating thereto contained in the Offering Memorandum.

The Company's covenants, warranties and representations contained in this Agreement, shall remain in full force and effect regardless of any investigation made by or on behalf of any person, and shall survive the delivery of and payment for the Senior Notes hereunder.

6.    Warranties of Initial Purchasers:

Each Initial Purchaser warrants and represents that the information furnished in writing to the Company for use in the Pricing Disclosure Package, in any Supplemental Written Offering Materials, in the Offering Memorandum, or in the Pricing Disclosure Package, in any Supplemental Written Offering Materials or Offering Memorandum as amended or supplemented is correct as to such Initial Purchaser. The warranties and representations of such Initial Purchaser made by or on behalf of the Company or other person, and shall survive the delivery of and payment for the Senior Notes hereunder.

7.    Indemnification and Contribution:

(a)    To the extent permitted by law, the Company agrees to indemnify and hold harmless each Initial Purchaser, each Initial Purchaser's employees, agents, officers and directors and each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the Act, against any and all losses, claims, damages or liabilities, joint or several, to which an Initial Purchaser, they or any of you or them may become subject under the Act or otherwise, and to reimburse the Initial Purchasers, they or any of you or them, for any legal or other expenses incurred by you or them in connection with defending any action, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any alleged untrue statement or untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any Supplemental Written Offering Materials, or if the Company shall furnish or cause to be furnished to the Initial Purchasers any amendments or any supplements to the Preliminary Offering Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any Supplemental Written Offering Materials, in the Preliminary Offering Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any Supplemental Written Offering Materials as so amended or supplemented or arise out of or are based upon any alleged omission or omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any such alleged untrue statement or omission, or untrue statement or omission which was made in the Preliminary Offering Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any Supplemental Written Offering Materials, or in the Preliminary Offering Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any Supplemental Written Offering Materials as so amended or supplemented, in reliance upon and in conformity with information furnished in writing to the Company by the Initial Purchasers expressly for use therein. Each Initial Purchaser agrees promptly after its receipt of written notice of the commencement of any action in respect to which indemnity from the Company on account of its agreement contained in this Section 7(a) may be sought by any such Initial Purchaser, or by any person controlling any such Initial Purchaser, to notify the Company in writing of the commencement thereof, but the omission so to notify the

Company of any such action shall not release the Company from any liability which it may have to an Initial Purchaser or to such controlling person otherwise than on account of the indemnity agreement contained in this Section 7(a). In case any such action shall be brought against an Initial Purchaser or any such controlling person and an Initial Purchaser shall notify the Company of the commencement thereof, as above provided, the Company shall be entitled to participate in, and, to the extent that it shall wish, including the selection of counsel (such counsel to be reasonably acceptable to the indemnified party), to direct the defense thereof at its own expense. In case the Company elects to direct such defense and select such counsel (hereinafter, Company's counsel), an Initial Purchaser or any controlling person shall have the right to employ its own counsel, but, in any such case, the fees and expenses of such counsel shall be at such Initial Purchaser's or controlling person's expense unless (i) the Company has agreed in writing to pay such fees and expenses or (ii) the named parties to any such action (including any impleaded parties) include both an Initial Purchaser or any controlling person and the Company and such Initial Purchaser or any controlling person shall have been advised by its counsel that a conflict of interest between the Company and such Initial Purchaser or any controlling person may arise (and the Company's counsel shall have concurred in good faith with such advice) and for this reason it is not desirable for the Company's counsel to represent both the indemnifying party and the indemnified party (it being understood, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Initial Purchasers or any controlling person (plus any local counsel retained by the Initial Purchasers or any controlling person in their reasonable judgment), which firm (or firms) shall be designated in writing by the Initial Purchasers or any controlling person).

(b)    Each Initial Purchaser agrees, to the extent permitted by law, severally and not jointly, to indemnify, hold harmless and reimburse the Company, its directors and such of its officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Act, to the same extent and upon the same terms as the indemnity agreement of the Company set forth in Section 7(a) hereof, but only with respect to untrue statements or alleged untrue statements or omissions or alleged omissions made in the Preliminary Offering Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any Supplemental Written Offering Materials, or in the Preliminary Offering Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any Supplemental Written Offering Materials as so amended or supplemented, in reliance upon and in conformity with information furnished in writing to the Company by such Initial Purchaser expressly for use therein. The Company agrees promptly after the receipt by it of written notice of the commencement of any action in respect to which indemnity from you on account of your agreement contained in this Section 7(b) may be sought by the Company, or by any person controlling the Company, to notify you in writing of the commencement thereof, but the Company's omission so to notify you of any such action shall not release you from any liability which you may have to the Company or to such controlling person otherwise than on account of the indemnity agreement contained in this Section 7(b).

(c)    If recovery is not available or insufficient to hold the indemnified party harmless under Section 7(a) or 7(b) hereof for any reason other than as specified therein, the indemnified party shall be entitled to contribution for any and all losses, claims, damages, liabilities and expenses for which such indemnification is so unavailable or insufficient under this Section 7(c). In determining the amount of contribution to which such indemnified party is entitled, there shall be considered the portion of the proceeds of the offering of the Notes realized by the Company on the one hand and the Initial Purchasers on the other hand, the relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any equitable considerations appropriate under the circumstances. The Company and the Initial Purchasers agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the Initial Purchasers were treated as one entity for such purpose) without reference to the considerations called for in the previous sentence. No Initial Purchaser or any person controlling such Initial Purchaser shall be obligated to contribute any amount or amounts hereunder which in the aggregate exceeds the total price of the Senior Notes purchased by such Initial Purchaser under this Agreement, less the aggregate amount of any damages which such Initial Purchaser and its controlling persons have otherwise been required to pay in respect of the same claim or any substantially similar claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. An Initial Purchaser's obligation to contribute under this Section 7 is in proportion to its purchase obligation and not joint with any other Initial Purchaser.

(d)    No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party.

(e)    In no event shall any indemnifying party have any liability or responsibility in respect of the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim effected without its prior written consent.

The agreements contained in this Section 7 hereof shall remain in full force and effect regardless of any investigation made by or on behalf of any person, and shall survive the delivery of and payment for the Senior Notes hereunder.

8.    Default of Initial Purchasers: If any Initial Purchaser under this Agreement shall fail or refuse (otherwise than for some reason sufficient to justify, in accordance with the terms hereof,

the cancellation or termination of its obligations hereunder) to purchase and pay for the principal amount of Senior Notes which it has agreed to purchase and pay for hereunder, and the aggregate principal amount of Senior Notes which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Senior Notes, the other Initial Purchasers shall be obligated severally in the proportions which the amounts of Senior Notes set forth opposite their names in Exhibit 1 hereto bear to the aggregate principal amount of Senior Notes set forth opposite the names of all such non-defaulting Initial Purchasers, to purchase the Senior Notes which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on the terms set forth herein; provided that in no event shall the principal amount of Senior Notes which any Initial Purchaser has agreed to purchase pursuant to Section 1 hereof be increased pursuant to this Section 8 by an amount in excess of one-ninth of such principal amount of Senior Notes without the written consent of such Initial Purchaser. If any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Senior Notes and the aggregate principal amount of Senior Notes with respect to which such default occurs is more than one-tenth of the aggregate principal amount of the Senior Notes then this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser; provided, however, that the non-defaulting Initial Purchasers may agree, in their sole discretion, to purchase the Senior Notes which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on the terms set forth herein. In the event of any such termination, the Company shall not be under any liability to any Initial Purchaser (except to the extent, if any, provided in Section 4(c) hereof), nor shall any Initial Purchaser (other than an Initial Purchaser who shall have failed or refused to purchase the Senior Notes without some reason sufficient to justify, in accordance with the terms hereof, its termination of its obligations hereunder) be under any liability to the Company or any other Initial Purchaser.

Nothing herein contained shall release any defaulting Initial Purchaser from its liability to the Company or any non-defaulting Initial Purchaser for damages occasioned by its default hereunder.

9.    Termination of Agreement by the Initial Purchasers: This Agreement may be terminated at any time prior to the Time of Purchase by the Representatives if, after the execution and delivery of this Agreement and prior to the Time of Purchase, in the Representatives’ reasonable judgment, the Initial Purchasers' ability to market the Senior Notes shall have been materially adversely affected because:

(i)    trading in securities on the New York Stock Exchange shall have been generally suspended by the Commission or by the New York Stock Exchange or trading in the securities of the Company shall have been suspended by the New York Stock Exchange, or

(ii)    there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other national or international calamity or crisis, or

(iii)    a general banking moratorium shall have been declared by Federal or New York State authorities, or

(iv)    there shall have been any decrease in the ratings of the Company's debt securities by Moody's Investors Services, Inc. (Moody's) or S&P Global Ratings (S&P or either Moody's or S&P shall publicly announce that it has such debt securities under consideration for possible downgrade.

If the Representatives elect to terminate this Agreement, as provided in this Section 9, the Representatives will promptly notify the Company by telephone or by telex or facsimile transmission, confirmed in writing. If this Agreement shall not be carried out by any Initial Purchaser for any reason permitted hereunder, or if the sale of the Senior Notes to the Initial Purchasers as herein contemplated shall not be carried out because the Company is not able to comply with the terms hereof, the Company shall not be under any obligation under this Agreement and shall not be liable to any Initial Purchaser or to any member of any selling group for the loss of anticipated profits from the transactions contemplated by this Agreement (except that the Company shall remain liable to the extent provided in Section 4(c) hereof) and the Initial Purchasers shall be under no liability to the Company nor be under any liability under this Agreement to one another.

10.    Notices: All notices hereunder shall, unless otherwise expressly provided, be in writing and be delivered at or mailed to the following addresses or by telex or facsimile trans-mission confirmed in writing to the following addresses: if to the Representatives, to Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, Fax No.: (646) 291-1469; Mizuho Securities USA LLC, 320 Park Avenue, 12th Floor, New York, New York 10022, Attention: Debt Capital Markets, Fax No.: (212) 205-7812; MUFG Securities Americas Inc., 1221 Avenue of the Americas, 6th Floor, New York, New York 10020, Attention: Capital Markets Group, Fax No.: (646) 434-3455 and, if to the Company, to AEP Transmission Company, LLC c/o American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215, Attention: Lonni L. Dieck, Treasurer.

11.    Parties in Interest: The agreement herein set forth has been and is made solely for the benefit of the Initial Purchasers (including the employees, agents, officers and directors thereof), the Company (including the directors thereof and such of the officers thereof), the controlling persons, if any, referred to in Section 7 hereof, and their respective successors, assigns, executors and administrators, and, except as expressly otherwise provided in Section 8 hereof, no other person shall acquire or have any right under or by the virtue of this Agreement. The Company acknowledges and agrees that in connection with all aspects of each transaction contemplated by this Agreement, the Company and the Initial Purchasers have an arm's length business relationship that creates no fiduciary duty on the part of any party and each expressly disclaims any fiduciary relationship.

12.    Definition of Certain Terms: If there be two or more persons, firms or corporations named in Exhibit 1 hereto, the term 'Initial Purchasers', as used herein, shall be deemed to mean the several persons, firms or corporations, so named (including the Representatives herein mentioned and any party or parties substituted pursuant to Section 8 hereof, and the term 'Representatives', as used herein, shall be deemed to mean the Representatives or Representatives designated by, or in the manner authorized by, the Initial Purchasers. All obligations of the Initial Purchasers hereunder are several and not joint. If there shall be only one person, firm or corporation named in Exhibit 1 hereto, the term 'Initial Purchasers' and the term 'Representatives', as used herein, shall mean such person, firm or corporation. The term 'successors' as used in this Agreement shall not include any purchaser, as such purchaser, of any of the Senior Notes from any of the respective Initial Purchasers.

13.    Conditions of the Company's Obligations: The obligations of the Company hereunder are subject to the Initial Purchasers' performance of their obligations hereunder.

14.    Applicable Law: This Agreement will be governed and construed in accordance with the laws of the State of New York.

15.    Execution of Counterparts: This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, on the date first above written.

AEP TRANSMISSION COMPANY, LLC

By:	/s/ Lonni L. Dieck
Lonni L. Dieck
Treasurer

CITIGROUP GLOBAL MARKETS INC.

By: /s/ Brian D. Bednarski
Name: Brian D. Bednarski
Title: Managing Director

MIZUHO SECURITIES USA LLC

By: /s/ Scott Trachsel
Name: Scott Trachsel
Title: Managing Director

MUFG SECURITIES AMERICAS INC.

By: /s/ Richard Testa
Name: Richard Testa
Title: Managing Director

as Representatives
and on behalf of the Initial Purchasers
named in Exhibit 1 hereto

EXHIBIT 1

I.	Purchase Price

The purchase prices to be paid by the Initial Purchasers for the Senior Notes shall be as follows:

	Price to Public	Initial Purchasers' Discount	Initial Purchasers' Purchase Price
Series D Notes	100.832%*	0.650%	100.182%*
Series H Notes	99.759%	0.875%	98.884%

*The Price to Public and Initial Purchasers' Purchase Price for the Series D Notes shall also include accrued interest from June 1, 2017.

II.	Principal Amount to be Purchased

Initial Purchasers	Principal Amount of Series D Notes	Principal Amount of Series H Notes

Citigroup Global Markets Inc.	$18,750,000	$75,000,000
Mizuho Securities USA LLC	18,750,000	75,000,000
MUFG Securities Americas Inc.	18,750,000	75,000,000
BNP Paribas Securities Corp.	18,750,000	75,000,000
Goldman Sachs & Co. LLC	18,750,000	75,000,000
PNC Capital Markets LLC	18,750,000	75,000,000
Credit Agricole Securities (USA) Inc.	6,250,000	25,000,000
Fifth Third Securities, Inc.	3,125,000	12,500,000
The Huntington Investment Company	3,125,000	12,500,000
Total	$125,000,000	$500,000,000

EXHIBIT 2

PRICING DISCLOSURE PACKAGE

1.	Preliminary Offering Memorandum dated September 25, 2017

2.	Pricing Term Sheet dated September 25, 2017

EXHIBIT 3

SUPPLEMENTAL WRITTEN OFFERING MATERIALS

None.